[LETTERHEAD]
DAVIS PFAHL & FIX, P.C.
661 Madison Avenue
New York, NY  10010


August 25, 1998

BY TELEFAX

Mr. Wally Giakis
Planet Entertainment Corporation
222 Highway 35
Middletown, New Jersey  07748

         Re:      GULF COAST MUSIC, L.L.C.

Dear Wally:

         This letter will confirm that the parties have agreed as follows:

         1. Planet Entertainment Corporation ("Planet") shall, upon the execution of this letter of agreement, release without condition the sum of $150,000 presently held in escrow by Evelina, Davis & Phillips, attorneys for Gulf Coast Music, L.L.C. ("Gulf Coast").

         2. Planet shall, upon the execution of this letter of agreement, cause to be paid without condition to the escrow account of Davis, Pfahl & Fix, P.C., as attorneys for Gulf Coast, the sum of $100,000 for immediate release to Gulf Coast.

         3.   Planet shall:

              a. by September 9, 1998, enter into formal written agreements as provided in the Reorganization Plan in the Sehorn consolidated bankruptcy proceeding and execute any and all documents required thereby, including a restated Promissory Note, provided, however, that Planet's power to license rights relating to the master recordings acquired non-exclusively thereby shall be limited in that Planet shall agree not to permit its licensees to sublicense rights in such matters. The restated agreements shall further provide that, by December 31, 1998,

                                                        /s/ Jeffrey P. Kranzdorf

DAVIS PFAHL & FIX, P.C.

Mr. Wally Giakis
August 25, 1998
Page 2


                   Planet shall receive clear and unencumbered title to approximately 7,500 master recordings. In the event that Planet is unable to obtain such title to such number of master recordings, Gulf Coast shall identify and replace any disputed master recordings and/or supplement the master recordings in Planet's possession with comparable master recordings of substantially similar commercial value, within 90 days thereafter.

             b. by September 15, 1998, enter into a further agreement pursuant to which:

                   i. Planet agrees to pay the sum of $2,550,000 to Gulf Coast and, in the event such sum is not paid prior to September 17, 1998, to pay $250,000 to the escrow account of Davis, Pfahl & Fix, P.C., as attorneys for Gulf Coast, with the balance to be paid as soon as practicable thereafter but, in any event, within ninety days of the date of this letter of agreement.

                   ii. Planet's payment of the total sum of $2,800,000, as set forth above, shall be for the purpose of redeeming the 694,000 shares of Planet common stock presently issued to Upbeat Music, L.L.C. and shall constitute full and complete satisfaction of promissory notes now outstanding in favor of Pep Music, Inc., Upbeat Music, L.L.C, and Hallelujah Music, Inc. or such restated promissory note as may be made in replacement of such notes as provided forth in the Reorganization Plan.

                   iii. The  parties  shall  consult  in  order to  establish  a mechanism for the consummation of this transaction so that Gulf Coast shall be neither a seller nor an issuer of Planet common stock and shall have no potential liability to any party in connection with the transaction(s) contemplated herein.

                                                        /s/ Jeffrey P. Kranzdorf

DAVIS PFAHL & FIX, P.C.

Mr. Wally Giakis
August 25, 1998
Page 3

             c. The transactions contemplated herein shall not be contingent upon the resolution of any disputes that may exist between Planet, on the one hand, and William Valenziano, J. Jake, Inc. and Music Marketers, Inc. on the other.

         If the foregoing accurately represents the terms of the understanding between the parties, please execute this letter and one copy where indicated below. Upon execution, please telefax and send one copy by overnight mail to the undersigned.

                                            Yours very truly,



                                            /s/ BRANDON T. DAVIS
                                            -------------------------------
                                                Brandon T. Davis


BTO:mm

AGREED AND ACCEPTED:

PLANET ENTERTAINMENT CORPORATION

BY: /s/ WALLACE GIAKIS
---------------------------------

ITS:
---------------------------------



GULF COAST MUSIC, LLC.

BY: /s/ JEFFREY P. KRANZDORF
---------------------------------

ITS: GENERAL MANAGER
---------------------------------
     JEFFREY P. KRANZDORF